PRESS RELEASE

OPTIMIZERx Corporation Q1 2014 Earnings Call and announcement of New Chief Financial Officer

ROCHESTER, MI – May 14, 2014: OPTIMIZERx Corp. (OTCQB: OPRX) will be holding its Q1 2014 earnings call on Thursday May 15th at 5:30 PM Eastern Standard Time. The call information for guests is:

Toll-Free Dial-In Number:     1(866) 593-0056 or toll:  +1(937) 641-0554

Provide Conference ID 47505784 to the operator.

OPTIMIZERx Corporation is also pleased to introduce on the call Mr. Douglas P. Baker whom is joining the organization as its Chief Financial Officer. Doug brings with him over 23 years of public company experience and joins OPTIMIZERx after serving the last 18 years as CFO and Board Director for a publically traded technology company in the nanotechnology field. Prior to that, Doug held CFO and Divisional Controller positions at large privately held companies after serving nearly 10 years as a CPA with Plante & Moran.

Doug holds a Bachelors and Masters of Business Administration from the University of Michigan, has been a Certified Public Accountant since 1980, is a member of the Institute of Certified Public Accountants, member of the Michigan Association of Certified Public Accountants and has served on the Board of Directors of Total Health Care, Inc., a nonprofit health maintenance organization since 1987.

“I am excited to join OPTIMIZERx’” said Doug, “they clearly are a market leading technology solutions provider within this growing healthcare market. I see outstanding growth potential given the value provided by the company’s platforms and strategies”.

For more information, please go to http://www.optimizerxcorp.com or contact us at 248-651-6568.

About OptimizeRx Corp

OPTIMIZERx Corp. (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand patient awareness, access and adherence to their medications. For more information, please go to www.optimizerxcorp.com or www.samplemd.com.

'SAFE HARBOR'
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact:

Gabrielle Sabatini

gsabatini@samplemd.com

248-651-6568